Exhibit 10


                                November 25, 1998



Wilshire Target Funds, Inc.
1299 Ocean Avenue,
Suite 700
Santa Monica, CA 90401-1085

                  Re:      Wilshire Target Funds, Inc.

Ladies and Gentlemen:

                  We have acted as special Maryland counsel for Wilshire Target Funds, Inc., a Maryland corporation (the "Company"), in connection with the issuance of Investment Class and Institutional Class (each a "Class") shares of its Wilshire 5000 Plus Fund (the "Fund") (to be renamed "Wilshire 5000 Index Portfolio") Common Stock, par value $.001 per share (the "Shares").

                  As special Maryland counsel for the Company, we are familiar with its Charter and Bylaws. We have examined the prospectuses with respect to the Fund that were included in Post-Effective Amendment No. 13 to the Company's Registration Statement on Form N-1A. We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

                  We have also examined and relied upon such corporate records of the Company, as certified to us, and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

                  Based on such examination, we are of the opinion that:

                  1. The Company is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

                  2. The Shares of the Fund to be offered for sale pursuant to the Prospectuses are, to the extent of the respective number of Shares of each Class of the Fund authorized in the Company's Charter, duly authorized, and when sold, issued and paid for as contemplated in the Prospectuses, will be validly issued, fully paid and nonassessable.

                  This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws, or to other laws.

                  We consent to the filing of this opinion as an exhibit to the Company's Registration Statement.

                           Very truly yours,
                           /s/ Venable, Baetjer and Howard, LLP
                           Venable, Baetjer and Howard, LLP